Exhibit 99.1

Press Release

For Immediate Release

Contact:	Christopher D. Myers
President and CEO
(909) 980-4030

CVB Financial Corp. Reports Third Quarter Earnings for 2014

•	Net earnings were $24.3 million for the third quarter of 2014, or $0.23 per diluted share.

•	The third quarter represented our 150th consecutive quarter of profitability and 100th consecutive quarter of paying a cash dividend to our shareholders.

•	Total loans and leases, net of deferred fees and discount on covered loans, increased by $85.3 million, or 2.36%, for the quarter.

•	Noninterest-bearing deposits increased by $75.0 million, or 2.53%, for the quarter and totaled $3.04 billion, or 52.73%, of total deposits.

Ontario, CA, October 22, 2014-CVB Financial Corp. (NASDAQ:CVBF) and its subsidiary, Citizens Business Bank (“the Company”), announced earnings for the quarter ended September 30, 2014.

CVB Financial Corp. reported net income of $24.3 million for the third quarter of 2014, compared with $24.2 million for the third quarter of 2013. Diluted earnings per share were $0.23 for the third quarter of 2014, compared to $0.23 for the same period last year.

The allowance for loan losses was reduced by $1.0 million for the quarter. This follows a reduction of $7.6 million for the second quarter of 2014, $7.5 million for the first quarter of 2014, $6.8 million for the fourth quarter of 2013, $3.8 million for the third quarter of 2013, $6.2 million for the second quarter of 2013, and zero provision for loan losses for the previous eight fiscal quarters.

Chris Myers, President and CEO of Citizens Business Bank (“CBB”), commented, “We are pleased with the overall financial results for the third quarter of 2014, which included $85 million in overall loan growth and a $75 million increase in noninterest-bearing deposits, quarter-over-quarter.”

Net income of $24.3 million for the third quarter of 2014 produced a return on beginning equity of 11.46%, a return on average equity of 11.26% and a return on average assets of 1.31%. The efficiency ratio for the third quarter of 2014 was 46.91%, compared to 43.63% for the third quarter of 2013.

Net income totaled $78.4 million for the nine months ended September 30, 2014. This represented an increase of $8.1 million, or 11.55%, when compared with net income of $70.3 million for the same period of 2013. Diluted earnings per share were $0.74 for the nine months ended September 30, 2014, compared to $0.67 for the same period of 2013. Net income for the nine months ended September 30, 2014 produced a return on beginning equity of 13.59%, a return on average equity of 12.77% and a return on average assets of 1.49%. The efficiency ratio for the nine months ended September 30, 2014 was 47.04%, compared to 46.94% for the nine months ended September 30, 2013.

Interest income and fees on loans for the third quarter of 2014 totaled $46.9 million, which included $1.4 million of discount accretion from principal reductions, payoffs and improved credit loss experienced on covered loans acquired from San Joaquin Bank (“SJB”). This represented an increase of $3.4 million when compared to total interest income on loans of $43.6 million for the second quarter of 2014. The second quarter included $1.5 million of SJB discount accretion, compared to $2.9 million of SJB discount accretion for the year ago quarter.

Noninterest income was $8.0 million for the third quarter of 2014, an increase of $959,000 over the second quarter of 2014 and an increase of $3.1 million over the third quarter of 2013. The net decrease in the FDIC loss sharing asset was $479,000 for the third quarter of 2014, compared to a $1.5 million net decrease for the second quarter of 2014 and a $3.2 million net decrease for the third quarter of 2013.

Noninterest expense for the third quarter of 2014 was $32.5 million, compared to $31.3 million for the second quarter of 2014 and $25.7 million for the third quarter of 2013. The quarter-over-quarter increase was principally due to expenses related to the acquisition of American Security Bank (“ASB”). For the three and nine months ended September 30, 2014, non-recurring ASB acquisition related costs were $640,000 and $1.9 million, respectively. In the latter half of the third quarter, we converted the ASB core operating system into the CBB application infrastructure, consolidated two branch locations, and closed two electronic banking vestibules. We should realize greater cost synergies in the fourth quarter due to these consolidations and closures. Noninterest expense for the third quarter of 2014 also included a $1.3 million reduction of the reserve for unfunded loan commitments. As a percentage of average assets, noninterest expense was 1.75%, compared to 1.79% for the second quarter of 2014 and 1.58% for the third quarter of 2013.

Net Interest Income and Net Interest Margin

Net interest income, before provision for loan losses, was $61.2 million for the third quarter of 2014. This was an increase of $4.0 million from $57.2 million for the second quarter of 2014 and an increase of $7.2 million from $54.0 million for the third quarter of 2013. Excluding the impact of the yield adjustment on covered loans, our net interest margin (tax equivalent) was 3.53% for the third quarter of 2014, compared to 3.46% for the second quarter of 2014, and 3.48% for the third quarter of 2013. Total average earning asset yields (excluding the discount on covered loans) increased to 3.76% for the third quarter of 2014 from 3.70% for the second quarter of 2014 and 3.75% for the third quarter of 2013. Total cost of funds was 0.25% for the third quarter of 2014, compared to 0.26% for the second quarter of 2014. Cost of funds was 0.29% for the third quarter of 2013.

Income Taxes

Our effective tax rate for the nine months ended September 30, 2014 was 36.25%, compared with 33.50% for the same period of 2013. Our estimated annual effective tax rate varies depending upon tax-advantaged income as well as available tax credits. We benefited from approximately $1.1 million of enterprise zone tax credits in the first half of 2013, many of which have been eliminated in 2014.

Assets

The Company reported total assets of $7.42 billion at September 30, 2014. This represents an increase of $757.9 million, or 11.37%, from total assets of $6.66 billion at December 31, 2013. Earning assets of $7.05 billion at September 30, 2014 increased $722.0 million, or 11.42%, when compared with $6.32 billion at December 31, 2013. The increase in earning assets was primarily due to a $496.2 million increase in investment securities, a $156.3 million increase in total loans, and a $128.1 million increase in interest-earning deposits with the Federal Reserve Bank. This was partially offset by a $51.7 million decrease in interest-earning deposits with other institutions.

Total assets of $7.42 billion at September 30, 2014 increased $865.6 million, or 13.20%, from total assets of $6.56 billion at September 30, 2013. Earning assets totaled $7.05 billion at September 30, 2014, an increase of $868.6 million, or 14.06%, when compared with earning assets of $6.18 billion at September 30, 2013. The increase in earning assets was primarily due to a $542.5 million increase in investment securities, a $261.6 million increase in total loans, and a $130.3 million increase in interest-earning deposits with the Federal Reserve Bank. This was partially offset by a $51.7 million decrease in interest-earning deposits with other institutions and a $14.1 million decrease in FHLB stock.

Investment Securities

Investment securities were $3.16 billion at September 30, 2014, an increase of $496.2 million from $2.67 billion at December 31, 2013, and an increase of $542.5 million from $2.62 billion at September 30, 2013. As of September 30, 2014, we had a pre-tax unrealized gain of $31.2 million on our overall securities portfolio.

MBS totaled $2.24 billion at September 30, 2014, compared to $1.75 billion at December 31, 2013. Virtually all of our mortgage-backed securities are issued by Freddie Mac or Fannie Mae, which have the implied guarantee of the U.S. Government. We have one Alt-A bond, with a carrying value of $1.6 million as of September 30, 2014, which has had $1.9 million in net other-than-temporary impairment (“OTTI”) loss to date since it was purchased in early 2008. No additional OTTI was recorded for the quarter ended September 30, 2014.

Our municipal securities, totaling $588.0 million, are located in 29 states, and approximately $27.5 million, or 4.7%, are located within the state of California. Our largest concentrations of holdings are in Michigan at 12.8%, New Jersey at 10.8% and Texas at 8.7%. All municipal bond securities are performing.

In the third quarter of 2014, we purchased $253.8 million of MBS with an average yield of 2.09%. Our new purchases of MBS have an average duration of approximately four years. We also purchased $7.7 million in municipal securities with an average tax-equivalent yield of 3.79%.

Loans

Total loans and leases, net of deferred fees and discount on covered loans, totaled $3.71 billion at September 30, 2014. This was an increase of $156.3 million, or 4.40%, from December 31, 2013 and an increase of $85.3 million, or 2.36%, from June 30, 2014. Quarter-over-quarter, non-covered loans increased by $91.6 million, and covered loans decreased by $6.3 million. The $91.6 million quarter-over-quarter increase in non-covered loans was due to increases of $65.1 million in commercial real estate loans, $12.9 million in dairy & livestock and agribusiness loans, $7.8 million in construction loans, and $6.3 million in SFR mortgage loans.

Total loans and leases, net of deferred fees and discount on covered loans, of $3.71 billion at September 30, 2014, increased by $261.5 million, or 7.59%, from $3.44 billion at September 30, 2013. Non-covered loans increased by $292.5 million year-over-year, while covered loans declined by $31.0 million. The year-over-year increase in total loans included approximately $236 million of loans as a result of the ASB acquisition on May 15, 2014.

Deposits & Customer Repurchase Agreements

Deposits of $5.76 billion and customer repurchase agreements of $528.8 million totaled $6.29 billion at September 30, 2014. This represents an increase of $754.2 million, or 13.63%, when compared with total deposits and customer repurchase agreements of $5.53 billion at December 31, 2013. Deposits and customer repurchase agreements increased by $826.7 million, or 15.14%, when compared with $5.46 billion in total deposits and customer repurchase agreements reported at September 30, 2013.

Noninterest-bearing deposits were $3.04 billion at September 30, 2014, an increase of $474.1 million, or 18.50%, compared to $2.56 billion at December 31, 2013, and an increase of $498.6 million, or 19.64%, when compared to September 30, 2013. At September 30, 2014, noninterest-bearing deposits were 52.73% of total deposits, compared to 52.41% at December 31, 2013 and 51.85% at September 30, 2013.

Our average cost of total deposits was 0.09% for the quarter ended September 30, 2014, compared to 0.10% for the same period last year. Our cost of total deposits including customer repurchase agreements was 0.10% for the quarter ended September 30, 2014, compared to 0.12% for the same period of 2013.

FHLB Advances, Other Borrowings and Debentures

We had $199.4 million in FHLB advances at September 30, 2014, compared to $199.2 million at December 31, 2013 and $199.1 million at September 30, 2013.

At September 30, 2014, we had $25.8 million of junior subordinated debentures, unchanged from December 31, 2013 and September 30, 2013.

Asset Quality

We have separated the discussion of asset quality into two sections: non-covered loans and covered loans. The non-covered loans represent the legacy and ongoing Citizens Business Bank loans and exclude all loans acquired in the SJB acquisition. The SJB loans are “covered” loans as defined in the loss sharing agreement with the FDIC, which expired October 16, 2014. These loans were marked to fair value at the acquisition date.

Citizens Business Bank Asset Quality (Non-covered loans)

The allowance for loan losses decreased to $59.6 million at September 30, 2014, compared to $61.0 million at June 30, 2014 and $75.2 million at December 31, 2013. The quarter-over-quarter decrease was primarily due to a $1.0 million reduction in the allowance for loan losses for the third quarter of 2014, principally due to improved credit quality. The allowance for loan losses was 1.67%, 1.75%, 2.11%, 2.22%, and 2.46% of total non-covered loans and leases outstanding at September 30, 2014, June 30, 2014, March 31, 2014, December 31, 2013, and September 30, 2013, respectively.

Nonperforming loans, defined as nonaccrual loans and nonperforming troubled debt restructured loans (“TDR’s”), were $37.1 million at September 30, 2014, or 1.04% of total loans. This compares to nonperforming loans of $44.0 million, or 1.26% of total loans, at June, 30, 2014 and $40.0 million, or 1.18% of total loans, at December 31, 2013. The $37.1 million in nonperforming loans at September 30, 2014 are summarized as follows: $14.8 million in commercial real estate, $9.7 million in commercial construction, $6.7 million in commercial and industrial, $4.0 million in SFR mortgage, $1.5 million in dairy & livestock and agribusiness, and $461,000 in other loans. The $6.9 million decrease in nonperforming loans quarter-over-quarter was principally due to decreases of $3.7 million in nonperforming dairy & livestock and agribusiness loans, $2.8 million in nonperforming SFR mortgage loans, and $303,000 in nonperforming commercial and industrial loans.

We had $6.2 million in OREO at September 30, 2014, compared to $6.5 million in OREO at December 31, 2013 and September 30, 2013. As of September 30, 2014, we had five OREO properties compared with two OREO properties at December 31, 2013. During the first nine months of 2014, we acquired three OREO properties from ASB and added three additional properties. We sold three properties with a carrying value of $2.2 million, realizing a net gain on sale of $203,000.

At September 30, 2014, we had loans delinquent 30 to 89 days of $688,000. This compares to $3.3 million at December 31, 2013 and $1.7 million at September 30, 2013. As a percentage of total loans, delinquencies, excluding nonaccruals, were 0.02% at September 30, 2014, 0.10% at December 31, 2013, and 0.05% at September 30, 2013. All loans delinquent 90 days or more were categorized as nonperforming.

At September 30, 2014, we had $55.6 million in performing TDR loans, compared to $61.9 million in performing TDR loans at June 30, 2014 and $67.0 million in performing TDR loans at December 31, 2013. In terms of the number of loans, we had 39 performing TDR loans at September 30, 2014, 42 performing TDR loans at June 30, 2014, and 47 performing TDR loans at December 31, 2013.

Nonperforming assets, defined as non-covered nonaccrual loans and other real estate owned, totaled $43.3 million at September 30, 2014, $46.4 million at December 31, 2013, and $56.0 million at September 30, 2013.

Classified loans are loans that are graded “substandard” or worse. At September 30, 2014, classified loans totaled $147.2 million, compared to $156.8 million at June 30, 2014, $219.0 million at March 31, 2014 and $245.6 million at December 31, 2013. The $9.6 million quarter-over-quarter reduction in classified loans was primarily due to a decrease of $6.6 million in our classified dairy & livestock portfolio.

San Joaquin Bank Asset Quality (Covered loans)

At September 30, 2014, we had $140.6 million of gross loans remaining from SJB with a carrying value of $132.4 million, compared to $148.2 million of gross loans at June 30, 2014 with a carrying value of $138.7 million. We had $173.1 million of gross loans from SJB with a carrying value of $160.3 million at December 31, 2013. Of the gross loans, we had $7.9 million in nonperforming loans as of September 30, 2014, or 5.65%, compared to $18.5 million in nonperforming loans at December 31, 2013, or 10.70%. We had three properties in OREO totaling $590,000 at September 30, 2014, compared to two properties totaling $655,000 at June 30, 2014 and two properties totaling $504,000 at December 31, 2013. For the nine months ended September 30, 2014, there were two additions to OREO totaling $340,000. During the first nine months of 2014, we sold one property with a carrying value of $189,000.

CitizensTrust

CitizensTrust had approximately $2.45 billion in assets under management and administration, including $1.84 billion in assets under management, as of September 30, 2014. Revenues were $2.0 million for the third quarter of 2014 and $6.1 million for the first nine months of 2014, unchanged from the same periods in 2013. CitizensTrust provides trust, investment and brokerage related services, as well as financial, estate and business succession planning.

Corporate Overview

CVB Financial Corp. is the holding company for Citizens Business Bank. The Bank is the largest financial institution headquartered in the Inland Empire region of Southern California with assets of $7.42 billion. Citizens Business Bank serves 42 cities with 40 Business Financial Centers, six Commercial Banking Centers and three trust office locations serving the Inland Empire, Los Angeles County, Orange County, San Diego County and the Central Valley areas of California.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol of CVBF. For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab.

Conference Call

Management will hold a conference call at 7:30 a.m. Pacific time/10:30 a.m. Eastern time on Thursday, October 23, 2014 to discuss the Company’s third quarter 2014 financial results.

To listen to the conference call, please dial (877) 506-3368. A taped replay will be made available approximately one hour after the conclusion of the call and will remain available through November 6, 2014 at 6:00 a.m. Pacific time/9:00 a.m. Eastern time. To access the replay, please dial (877) 344-7529, passcode 10053008.

The conference call will also be simultaneously webcast over the Internet; please visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab to access the call from the site. Please access the website 15 minutes prior to the call to download any necessary audio software. This webcast will be recorded and available for replay on the Company’s website approximately two hours after the conclusion of the conference call, and will be available on the website for approximately 12 months.

Disclosure

This press release contains certain non-GAAP financial disclosures for tangible common equity, earnings before income taxes, which we refer to as “pre-tax earnings”, and net interest income and net interest margin adjusted for discount accretion on covered loans. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. Please refer to the tables at the end of this release for a presentation of performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measures to the GAAP financial measures.

Safe Harbor

Certain matters set forth herein (including the exhibits hereto) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plans and expectations regarding the Company’s future financial position and operating results. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance and/or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, local, regional, national and international economic and market conditions and events and the impact they may have on us and our customers; our ability to attract deposits and other sources of funding or liquidity; supply and demand for real property inventory and periodic deterioration in values of California real estate, both residential and commercial; a prolonged slowdown or decline in construction or sales activity; changes in the financial performance and/or condition of our borrowers or certain key vendors or counterparties; changes in the level of nonperforming assets and charge-offs; the cost or effect of acquisitions we may make; the effect of changes in laws and regulations (including laws, regulations and judicial decisions concerning financial reforms, taxes, banking capital levels, securities and securities trading and hedging, employment, executive compensation, insurance, vendor management and information security) with which we and our subsidiaries must comply; changes in estimates of future reserve requirements and minimum capital requirements based upon the periodic review thereof under relevant regulatory and accounting requirements, including changes in the Basel Committee framework establishing capital standards for credit, operations and market risk; inflation, interest rate, securities market and monetary fluctuations; changes in government interest rates or monetary policies; changes in the amount and availability of deposit insurance; cyber-security threats, including loss of system functionality or theft or loss of Company or customer data or money; political instability; acts of war or terrorism, or natural disasters, such as earthquakes, or the effects of pandemic diseases; the timely development and acceptance of new banking products and services and the perceived overall value of these products and services by customers and potential customers; the Company’s relationships with and reliance upon vendors with respect to the operation of certain of the Company key internal and external systems and applications; changes in consumer spending, borrowing and savings preferences or habits; technological changes and the expanding use of technology in banking (including the adoption of mobile banking applications); the ability to retain and increase market share, retain and grow customers and control expenses; changes in the competitive environment among financial and bank holding companies, banks and other financial service providers; continued volatility in the credit and equity markets and its effect on the general economy or local or regional business conditions; fluctuations in the price of the Company’s stock; the effect of changes in accounting policies and practices, as may be adopted from time-to-time by the regulatory agencies, as well as by the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard-setters; changes in our organization, management, compensation and benefit plans, and our ability to retain or expand our management team and/or our board of directors; the costs and effects of legal, compliance and regulatory changes and developments, including the resolution of legal proceedings or regulatory or other governmental inquiries or investigations and the results of regulatory examinations or reviews; our success at managing the risks involved in the foregoing items and all other factors set forth in the Company’s public reports including its Annual Report on Form 10-K for the year ended December 31, 2013, and particularly the discussion of risk factors within that document. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by law.

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CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	September 30,	December 31,	September 30,
	2014	2013	2013
Assets
Cash and due from banks	$106,002	$88,776	$127,728
Interest-earning balances due from Federal Reserve	134,054	5,917	3,714

Total cash and cash equivalents	240,056	94,693	131,442

Interest-earning balances due from depository institutions	18,314	70,000	70,000
Investment securities available-for-sale	3,160,056	2,663,642	2,617,307
Investment securities held-to-maturity	1,598	1,777	1,850
Investment in stock of Federal Home Loan Bank (FHLB)	25,338	32,331	39,420
Non-covered loans held-for-sale	—	3,667	—
Loans and lease finance receivables, excluding covered loans	3,573,885	3,385,916	3,281,352
Allowance for loan losses	(59,582)	(75,235)	(80,713)

Net loans and lease finance receivables	3,514,303	3,310,681	3,200,639

Covered loans and lease finance receivables, net	132,351	160,315	163,334
Premises and equipment, net	34,609	32,831	33,604
Bank owned life insurance	126,369	123,168	122,538
Intangibles	3,570	2,261	2,386
Goodwill	74,244	55,097	55,097
FDIC loss sharing asset	331	4,764	7,034
Other assets	91,710	109,740	112,632

TOTAL ASSETS	$7,422,849	$6,664,967	$6,557,283

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing demand deposits	$3,037,103	$2,562,980	$2,538,461
Investment checking	344,936	305,087	345,317
Savings and money market demand	1,648,127	1,341,024	1,323,391
Time deposits	729,127	681,540	688,317

Total deposits	5,759,293	4,890,631	4,895,486
Customer repurchase agreements	528,824	643,251	565,883
FHLB advances	199,410	199,206	199,138
Other borrowings	—	69,000	42,482
Junior subordinated debentures	25,774	25,774	25,774
Payable for securities purchased	643	3,533	—
Other liabilities	59,674	61,685	60,298

Total liabilities	6,573,618	5,893,080	5,789,061

Stockholders’ Equity:
Stockholders’ equity	831,143	781,217	763,960
Accumulated other comprehensive income, net of tax	18,088	(9,330)	4,262

Total stockholders’ equity	849,231	771,887	768,222

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$7,422,849	$6,664,967	$6,557,283

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED AVERAGE BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Assets:
Cash and due from banks	$100,570	$105,404	$98,978	$103,280
Interest-earning balances due from Federal Reserve	186,564	90,150	199,576	83,338

Total cash and cash equivalents	287,134	195,554	298,554	186,618

Interest-earning balances due from depository institutions	28,796	70,000	57,799	70,000
Investment securities available-for-sale	3,065,572	2,488,265	2,850,605	2,408,690
Investment securities held-to-maturity	1,606	1,860	1,673	1,918
Investment in stock of Federal Home Loan Bank (FHLB)	26,141	42,507	28,024	49,004
Non-covered loans held-for-sale	—	—	121	25
Loans and lease finance receivables, excluding covered loans	3,536,264	3,217,079	3,406,974	3,189,906
Allowance for loan losses	(61,280)	(85,541)	(68,567)	(89,846)

Net loans and lease finance receivables	3,474,984	3,131,538	3,338,407	3,100,060

Covered loans and lease finance receivables, net	134,687	166,315	143,374	173,261
Premises and equipment, net	35,931	34,062	34,228	34,650
Bank owned life insurance	125,593	122,262	124,351	121,011
Intangibles	2,889	2,469	2,581	2,775
Goodwill	74,756	55,097	65,108	55,097
FDIC loss sharing asset	525	9,797	2,163	13,477
Other assets	112,910	131,747	115,055	140,341

TOTAL ASSETS	$7,371,524	$6,451,473	$7,062,043	$6,356,927

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing demand deposits	$2,915,293	$2,483,421	$2,749,165	$2,398,378
Interest-bearing	2,723,282	2,352,291	2,549,029	2,337,788

Total deposits	5,638,575	4,835,712	5,298,194	4,736,166
Customer repurchase agreements	576,119	534,395	642,405	526,370
FHLB advances	199,385	199,112	199,317	199,045
Other borrowings	—	13,751	1,723	14,278
Junior subordinated debentures	25,774	25,774	25,774	33,071
Payable for securities purchased	22,656	28,199	20,770	16,083
Other liabilities	53,367	50,225	52,382	58,975

Total liabilities	6,515,876	5,687,168	6,240,565	5,583,988

Stockholders’ equity:
Stockholders’ equity	831,656	760,285	814,665	745,947
Accumulated other comprehensive income, net of tax	23,992	4,020	6,813	26,992

Total stockholders’ equity	855,648	764,305	821,478	772,939

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$7,371,524	$6,451,473	$7,062,043	$6,356,927

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Interest income:
Loans and leases, including fees	$45,551	$41,706	$130,591	$124,879
Accretion on acquired covered loans	1,372	2,947	4,546	10,796

Total loans and leases, including fees	46,923	44,653	135,137	135,675

Investment securities:
Taxable	12,460	7,102	34,425	19,280
Tax-advantaged	5,227	5,517	15,691	16,569

Total investment income	17,687	12,619	50,116	35,849
Dividends from FHLB stock	518	622	1,648	1,432
Federal funds sold and interest-earning deposits with other institutions	167	180	672	524

Total interest income	65,295	58,074	187,573	173,480

Interest expense:
Deposits	1,228	1,228	3,636	3,627
Borrowings and junior subordinated debentures	2,829	2,873	8,598	8,696

Total interest expense	4,057	4,101	12,234	12,323

Net interest income before provision for loan losses	61,238	53,973	175,339	161,157
Provision for loan losses	(1,000)	(3,750)	(16,100)	(9,950)

Net interest income after provision for loan losses	62,238	57,723	191,439	171,107

Noninterest income:
Service charges on deposit accounts	4,065	4,011	11,798	11,982
Trust and investment services	2,045	2,021	6,103	6,098
Gain on sale of loans held-for-sale	—	—	5,330	—
Gain on sale of investment securities, net	—	—	—	2,094
Decrease in FDIC loss sharing asset, net	(479)	(3,248)	(3,653)	(10,715)
Gain on OREO, net	127	(3)	262	3,129
Other	2,251	2,176	6,717	6,809

Total noninterest income	8,009	4,957	26,557	19,397

Noninterest expense:
Salaries and employee benefits	19,366	18,389	57,170	52,777
Occupancy and equipment	4,147	3,641	11,548	10,888
Professional services	2,080	1,316	5,090	4,299
Amortization of intangible assets	466	127	781	1,002
Provision for unfunded loan commitments	(1,250)	500	(1,250)	500
OREO expense	102	21	240	384
Insurance reimbursements	(24)	(4,139)	(42)	(4,139)
Other	7,594	5,859	21,425	19,049

Total noninterest expense	32,481	25,714	94,962	84,760

Earnings before income taxes	37,766	36,966	123,034	105,744
Income taxes	13,471	12,727	44,594	35,424

Net earnings	$24,295	$24,239	$78,440	$70,320

Basic earnings per common share	$0.23	$0.23	$0.74	$0.67

Diluted earnings per common share	$0.23	$0.23	$0.74	$0.67

Cash dividends declared per common share	$0.10	$0.10	$0.300	$0.285

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Interest income - (tax-effected) (te)	$67,220	$60,093	$193,334	$179,555
Interest expense	4,057	4,101	12,234	12,323

Net interest income - (te)	$63,163	$55,992	$181,100	$167,232

Return on average assets, annualized	1.31%	1.49%	1.49%	1.48%
Return on average equity, annualized	11.26%	12.58%	12.77%	12.16%
Efficiency ratio [1]	46.91%	43.63%	47.04%	46.94%
Noninterest expense to average assets, annualized	1.75%	1.58%	1.80%	1.78%
Yield on average earning assets (te)	3.84%	3.95%	3.87%	4.03%
Yield on average earning assets (te) excluding discount on covered loans	3.76%	3.75%	3.78%	3.77%
Cost of deposits	0.09%	0.10%	0.09%	0.10%
Cost of deposits and customer repurchase agreements	0.10%	0.12%	0.11%	0.12%
Cost of funds	0.25%	0.29%	0.26%	0.30%
Net interest margin (te)	3.61%	3.68%	3.63%	3.75%
Net interest margin (te) excluding discount on covered loans	3.53%	3.48%	3.53%	3.49%

[1] Noninterest expense divided by net interest income before provision for loan losses plus noninterest income.
[2] See Non-GAAP table for efficiency ratio and noninterest expense reconciliation.

Weighted average shares outstanding
Basic	104,874,596	104,765,645	105,218,139	104,657,144
Diluted	105,405,972	105,217,269	105,760,037	104,987,120
Dividends declared	$10,581	$10,511	$31,769	$29,925
Dividend payout ratio [2]	43.55%	43.36%	40.50%	42.56%

[2] Dividends declared on common stock divided by net earnings.

Number of shares outstanding - (end of period)	105,796,853	105,209,875
Book value per share	$8.03	$7.30
Tangible book value per share	$7.29	$6.76

	September 30,
(Non-covered loans)	2014	2013
Nonperforming assets:
Nonaccrual loans	$14,444	$21,439
Loans past due 90 days or more and still accruing interest	—	—
Troubled debt restructured loans (nonperforming)	22,606	28,045
Other real estate owned (OREO), net	6,225	6,524

Total nonperforming assets	$43,275	$56,008

Troubled debt restructured performing loans	$55,608	$59,195

Percentage of nonperforming assets to total loans outstanding and OREO	1.21%	1.70%
Percentage of nonperforming assets to total assets	0.58%	0.85%
Allowance for loan losses to nonperforming assets	137.68%	144.11%

	Nine Months Ended September 30,
	2014	2013
Allowance for loan losses:
Beginning balance	$75,235	$92,441
Total charge-offs	(1,995)	(2,699)
Total recoveries on loans previously charged-off	2,442	921

Net (charge-offs) recoveries	447	(1,778)
(Recapture of) provision for loan losses	(16,100)	(9,950)

Allowance for loan losses at end of period	$59,582	$80,713

Net charge-offs (recoveries) to average loans	-0.01%	0.06%

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

Quarterly Common Stock Price

	2014		2013		2012
Quarter End	High	Low	High	Low	High	Low
March 31,	$17.08	$14.23	$12.30	$10.42	$11.97	$9.99
June 30,	$16.42	$13.77	$11.99	$10.29	$11.92	$10.16
September 30,	$16.50	$14.35	$13.77	$11.65	$12.95	$11.35
December 31,			$17.48	$13.28	$12.17	$9.43

Quarterly Consolidated Statements of Earnings

	3Q	2Q	1Q	4Q	3Q
	2014	2014	2014	2013	2013
Interest income
Loans, including fees	$46,923	$43,558	$44,656	$43,956	$44,653
Investment securities and other	18,372	17,658	16,406	15,337	13,421

Total interest income	65,295	61,216	61,062	59,293	58,074

Interest expense
Deposits	1,228	1,222	1,186	1,260	1,228
Other borrowings	2,829	2,835	2,934	2,924	2,873

Total interest expense	4,057	4,057	4,120	4,184	4,101

Net interest income before provision for loan losses	61,238	57,159	56,942	55,109	53,973
Provision for loan losses	(1,000)	(7,600)	(7,500)	(6,800)	(3,750)

Net interest income after provision for loan losses	62,238	64,759	64,442	61,909	57,723

Noninterest income	8,009	7,050	11,498	5,890	4,957
Noninterest expense	32,481	31,324	31,157	29,268	25,714

Earnings before income taxes	37,766	40,485	44,783	38,531	36,966
Income taxes	13,471	15,001	16,122	13,243	12,727

Net earnings	$24,295	$25,484	$28,661	$25,288	$24,239

Basic earning per common share	$0.23	$0.24	$0.27	$0.24	$0.23
Diluted earnings per common share	$0.23	$0.24	$0.27	$0.24	$0.23
Cash dividends declared per common share	$0.100	$0.100	$0.100	$0.100	$0.100
Cash dividends declared	$10,581	$10,580	$10,608	$10,544	$10,511

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Loan Portfolio by Type

	9/30/2014	6/30/2014	3/31/2014	12/31/2013	9/30/2013
Commercial and industrial	$530,521	$531,603	$509,235	$533,253	$531,391
Real estate:
Commercial real estate	2,582,769	2,527,632	2,326,103	2,348,656	2,273,704
Construction	67,229	59,477	42,906	47,753	48,309
SFR mortgage	193,416	187,219	190,204	189,546	192,457
Dairy & livestock and agribusiness	196,200	180,462	214,011	300,292	265,297
Municipal lease finance receivables	80,013	78,934	81,041	89,106	99,188
Consumer and other loans	73,203	74,501	59,288	59,648	57,988

Gross loans	3,723,351	3,639,828	3,422,788	3,568,254	3,468,334
Less:
Purchase accounting discount on covered loans	(8,253)	(9,476)	(11,153)	(12,789)	(14,529)
Deferred loan fees, net	(8,862)	(9,425)	(8,763)	(9,234)	(9,119)
Allowance for loan losses	(59,582)	(60,974)	(68,725)	(75,235)	(80,713)

Net loans	$3,646,654	$3,559,953	$3,334,147	$3,470,996	$3,363,973

Non-covered loans, net	$3,514,303	$3,421,257	$3,188,834	$3,310,681	$3,200,639
Covered loans, net	132,351	138,696	145,313	160,315	163,334

Net loans	$3,646,654	$3,559,953	$3,334,147	$3,470,996	$3,363,973

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Nonperforming Assets and Delinquency Trends

(Non-Covered Loans)

	September 30,	June 30,	March 31,	December 31,	September 30,
	2014	2014	2014	2013	2013
Nonperforming loans:
Commercial and industrial	6,666	$6,969	$4,821	$3,861	$3,734
Real estate:
Commercial real estate	14,795	14,866	11,852	12,410	17,829
Construction	9,666	9,767	9,867	9,966	10,368
SFR mortgage	3,999	6,765	7,868	7,577	10,421
Dairy & livestock and agribusiness	1,463	5,133	5,397	5,739	6,973
Consumer and other loans	461	470	397	401	159

Total	$37,050	$43,970	$40,202	$39,954	$49,484
% of Total gross loans	1.04%	1.26%	1.23%	1.18%	1.51%
Past due 30-89 days:
Commercial and industrial	$673	$1,205	$—	$993	$417
Real estate:
Commercial real estate	—	732	520	523	1,015
SFR mortgage	—	161	432	1,708	—
Consumer and other loans	15	168	8	75	255

Total	$688	$2,266	$960	$3,299	$1,687
% of Total gross loans	0.02%	0.07%	0.03%	0.10%	0.05%
OREO:
Commercial and industrial	$1,254	$1,638	$—	$—	$—
Real estate:
Commercial real estate	70	—	—	—	—
Construction	4,901	4,901	6,475	6,475	6,524
SFR mortgage	—	—	—	—	—
Consumer and other loans	—	—	—	—	—

Total	$6,225	$6,539	$6,475	$6,475	$6,524

Total nonperforming, past due, and OREO	$43,963	$52,775	$47,637	$49,728	$57,695

% of Total gross loans	1.23%	1.52%	1.46%	1.47%	1.76%

Net Interest Income and Net Interest Margin Reconciliations (Non-GAAP)

We use certain non-GAAP financial measures to provide supplemental information regarding our performance. Net interest income for the three months ended September 30, 2014 and 2013 include a yield adjustment of $1.4 million and $2.9 million, respectively. Net interest income for the nine months ended September 30, 2014 and 2013 include a yield adjustment of $4.5 million and $10.8 million, respectively. These yield adjustments relate to discount accretion on covered loans, and are reflected in the Company’s net interest margin. We believe that presenting net interest income and the net interest margin excluding these yield adjustments provides additional clarity to the users of financial statements regarding core net interest income and net interest margin.

	Three Months Ended September 30,
(Dollars in thousands)	2014			2013
	Average Balance	Interest	Yield	Average Balance	Interest	Yield
Total interest-earning assets (te)	$6,979,630	$67,220	3.84%	$6,076,176	$60,093	3.95%
Discount on acquired covered loans	9,137	(1,372)		16,798	(2,947)

Total interest-earning assets, excluding SJB loan discount and yield adjustment	$6,988,767	$65,848	3.76%	$6,092,974	$57,146	3.75%

Net interest income and net interest margin (te)		$63,163	3.61%		$55,992	3.68%
Yield adjustment to interest income from discount accretion on acquired covered loans		(1,372)			(2,947)

Net interest income and net interest margin (te), excluding yield adjustment		$61,791	3.53%		$53,045	3.48%

	Nine Months Ended September 30,
(Dollars in thousands)	2014			2013
	Average Balance	Interest	Yield	Average Balance	Interest	Yield
Total interest-earning assets (te)	$6,688,146	$193,334	3.87%	$5,976,142	$179,555	4.03%
Discount on acquired covered loans	10,865	(4,546)		20,269	(10,796)

Total interest-earning assets, excluding SJB loan discount and yield adjustment	$6,699,011	$188,788	3.78%	$5,996,411	$168,759	3.77%

Net interest income and net interest margin (te)		$181,100	3.63%		$167,232	3.75%
Yield adjustment to interest income from discount accretion on acquired covered loans		(4,546)			(10,796)

Net interest income and net interest margin (te), excluding yield adjustment		$176,554	3.53%		$156,436	3.49%

Tangible book value reconciliations (Non-GAAP)

The tangible book value per share is a Non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of tangible book value to the Company stockholders’ equity computed in accordance with GAAP, as well as a calculation of tangible book value per share as of September 30, 2014 and 2013.

	September 30,
	2014	2013
	(Dollars in thousands, except share data)
Stockholders’ equity	$849,231	$768,222
Less: Goodwill	(74,244)	(55,097)
Less: Intangible assets	(3,570)	(2,386)

Tangible book value	$771,417	$710,739
Common shares issued and outstanding	105,796,853	105,209,875

Tangible book value per share	$7.29	$6.76